Exhibit 99.1

HILLMAN ANNOUNCES KEY MANAGEMENT CHANGE
ROBERT (ROCKY) KRAFT APPOINTED AS CHIEF FINANCIAL OFFICER
CINCINNATI, OHIO October 6, 2017 /PRNewswire-FirstCall/ -- The Hillman Companies, Inc. (NYSE-AMEX: HLM.PR) and The Hillman Group, Inc. (collectively, “Hillman” or the “Company”) announced today that Robert (Rocky) Kraft will join Hillman as Chief Financial Officer and Treasurer on November 1, 2017.

Mr. Kraft, age 47, is a seasoned business executive with broad experience across various industries. Throughout his career, Mr. Kraft has been actively involved with mergers and acquisitions, strategic business development, and building world class financial teams. Prior to joining Hillman, Mr. Kraft served as the President of the Omnicare (Long Term Care) division, and an Executive Vice President, of CVS Health Corporation (NYSE: CVS), a Fortune 10 integrated pharmacy healthcare company. Prior to mid-2015, Mr. Kraft was Senior Vice President and Chief Financial Officer of Omnicare, Inc. (NYSE: OCR), a $6 billion leading healthcare services company that specialized in the management of complex pharmaceutical care and that operated primary business segments of long term care and specialty care. Mr. Kraft managed the sale of Omnicare to CVS Health for $13 billion. Prior to late 2010, Mr. Kraft began his career with PriceWaterhouseCoopers, LLP in 1992 and was admitted as a Partner in 2004. Mr. Kraft spent over 18 years working with a broad range of publicly held and privately held clients in a variety of industries, including consumer products, manufacturing, technology, and healthcare and he had significant experience with SEC registrants, multinational operations, and private equity-backed organizations. Mr. Kraft is also a member of the Board of Directors of Medpace Holdings, Inc. (NASDAQ: MEDP), a global clinical contract research organization providing Phase I-IV clinical development services to the biotechnology, pharmaceutical, and medical device industries. Mr. Kraft holds a B.S.B.A. degree in Accounting (Magna Cum Laude) from University of Dayton and is a certified public accountant in Ohio, Kentucky, and New York (inactive).

Greg Gluchowski, President and CEO, commented: “We are very pleased to bring Mr. Kraft on board. We believe that his experiences will greatly benefit the company and its customers in this period of continued expansion. Rocky, working together with the rest of the Hillman executive team, is well positioned to carry on Hillman’s established tradition of strong customer service as a leading distributor in the hardware industry.”

About Hillman

Founded in 1964 and headquartered in Cincinnati, Ohio, Hillman is a leading North American provider of complete hardware solutions, delivered with industry best customer service to over 26,000 customers. Hillman designs innovative product and merchandising solutions for complex categories that deliver an outstanding customer experience to home improvement centers, mass merchants, national and regional hardware stores, pet supply stores, and OEM & Industrial customers. Leveraging a world-class distribution and sales network, Hillman delivers a “small business” experience with “big business” efficiency.
For more information on the Company, please visit our website at http://www.hillmangroup.com or call Investor Relations at (513) 851-4900, ext. 60292.